THE GABELLI ASSET FUND
EXHIBIT TO ITEM 77C

	A Special Meeting of Shareholders of The Gabelli Asset Fund (the " Fund") was held on August 31, 1999. The following proposals were submitted for a vote of the shareholders:

1.	To consider and act upon amendments to the Fund's Declaration of
Trust to permit the Fund to offer additional classes of shares:

	With respect to the proposal relating to the approval of amendments to the Fund's Declaration of Trust to permit the Fund to offer additional classes of shares, the following votes and percentages were recorded:

        For              Against         Abstain         Broker Non-Votes
        21,722,782      4,063,324         1,794,676               597,196
	(50.23%)


	2.	To consider and act upon a proposal to amend the Fund's
        fundamental investment policy with respect to options to permit the Fund to buy and sell put and call options on securities it holds or has the right to obtain:

	With respect to the proposal relating to amending the Fund's fundamental investment policy with respect to options to permit the Fund to buy and sell put and call options on securities it holds or has the right to obtain, the following votes and percentages were recorded:

        For             Against         Abstain         Broker Non-Votes
        22,709,704      3,446,591      1,424,486               597,196
	(52.51%)

	3.	To elect nine trustees of the Fund:

	With respect to the proposal relating to the election of nine trustees of the Fund, the following votes and percentages were recorded:





For

Withholding
Authority
Percent Represented
at the Meeting
Voting in Favor
Mario J. Gabelli
27,421,179
756,799
97.31%
Felix J. Christiana
27,364,332
813,646
97.11%
Anthony J. Colavita
27,395,623
782,355
97.22%
James P. Conn
27,290,903
887,075
96.85%
John D. Gabelli
27,290,379
887,599
96.85%
Karl Otto Pohl
27,254,244
923,734
96.72%
Anthony R. Pustorino
27,355,997
821,981
97.08%
Anthonie C. van Ekris
27,412,068
765,910
97.28%
Salvatore J. Zizza
27,413,151
764,827
97.29%

	4.	To ratify the selection of PricewaterhouseCoopers LLP as
        the independent accountants of the Fund for the fiscal year ending December 31, 1999:

	With respect to the proposal relating to the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1999, the following votes and percentages were recorded:

           For         Against                 Abstain
        27,161,945     340,652                 675,380
	(96.36%)
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